Exhibit 4.10

                                LOCKUP AGREEMENT

      THIS LOCKUP AGREEMENT (the "Agreement") is entered into as of this 8th day of November, 2006 (the "Effective Date," and each anniversary of the Effective Date, an "Anniversary Date") by and between each shareholder listed on Exhibit A (the "Shareholder") and Summit Global Logistics, Inc., a Delaware corporation (the "Company").

      WHEREAS, pursuant to that certain Equity Purchase Agreement, between Maritime Logistics US Holdings Inc., FMI Holdco I, LLC, the Shareholder and the other parties thereto, dated as of October 23, 2006, the Shareholders acquired shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), all of which shares of Common Stock shall be subject to this Agreement (such shares of Common Stock are hereinafter referred to as the "Restricted Shares"); and

      WHEREAS, the Company has, concurrently with the execution of this Agreement, issued approximately $60,000,000 in face amount of Convertible Notes (the "Convertible Notes"); and

      WHEREAS, it was a condition precedent to the consummation of certain capital raising transactions by the Company as of the date hereof (including the issuance of the Convertible Notes) that the Shareholder agree to refrain from selling the Restricted Shares until the occurrence of certain events and/or the passage of certain dates (all as provided in this Agreement);

      NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. LOCKUP OF SHARES. The Shareholder hereby agrees that he will not, except as provided herein, prior to the third Anniversary Date, sell (including without limitation in a short sale), transfer, assign or dispose of (by gift or otherwise) (collectively, "Transfer"), other than Permitted Transfers, any of the Restricted Shares (the "Transfer Restriction"). Notwithstanding the foregoing, the Restricted Shares shall cease to be subject to the Transfer Restriction in accordance with the following provisions:

            (i) TRANSFER OF RESTRICTED SHARES. On the second Anniversary Date, the Shareholder may Transfer up to fifty (50%) percent of their Restricted Shares, and on the third Anniversary Date the Shareholder may Transfer up to the remaining fifty (50%) percent of their Restricted Shares.

            (ii) CONVERSION/ REDEMPTION OF CONVERTIBLE NOTES. After the second Anniversary Date, the percentage obtained by dividing (a) the aggregate principal amount of Convertible Notes converted by the holders thereof and redeemed by the Company pursuant to Section 8 thereof by (b) the original principal amount of the Convertible

Notes shall be the Converted/Redeemed Percentage (the "Converted/Redeemed Percentage"). The percentage of Restricted Shares no longer subject to the Transfer Restriction shall be equal to the Converted/Redeemed Percentage and such percentage of Restricted Shares shall cease to be subject to this Agreement. For example, if $30 million out of an aggregate $60 million in principal amount of Convertible Notes is converted and $15 million in principal amount of Convertible Notes is redeemed, then seventy-five (75%) percent of the Restricted Shares shall cease to be subject to the Transfer Restriction.

            (iii) DEATH OR INCAPACITY. Upon the death or incapacity of the Shareholder, all of the Restricted Shares shall immediately cease to be subject to the Transfer Restriction.

      2. PERMITTED TRANSFERS TO TRUSTS. Notwithstanding the Transfer Restriction, Transfers of Restricted Shares shall be permitted to any member or members of the Shareholders immediate family, including the spouse, sibling, child, step child, grandchild and/or parent of the Shareholder and/or the spouse of any such person, and any corporation or company under the control of the Shareholder (holding at least one hundred (100%) percent or its issued capital stock and/or a trust or family limited partnership for the benefit of such person or persons (each a "Section 2 Transferee") at any time; PROVIDED, HOWEVER, that (x) Restricted Shares transferred pursuant to this Section 2 shall remain Restricted Shares subject to the Transfer Restriction, except as provided in Section 1; (y) the percentage limits set forth in Section 1 shall apply to all transfers or attempted transfers by such persons of such Restricted Shares, and (z) no transfer under this Section 2 shall be permitted or be recorded in the records of the Company, unless and until the transferee of such Restricted Shares agrees by notice in writing to the Company to be bound by the terms of this Agreement.

      3. REGISTRATION RIGHTS. Provided that the Shareholder timely provides the necessary information regarding the Shareholder for inclusion in the Registration Statement to be filed by the Company pursuant to the Securities Act of 1933, as amended, with respect to, among other shares, the Common Stock issuable upon conversion of the Convertible Notes and indemnifies the Company in respect of such information to the same extent as the holders of the Convertible Notes shall be required to indemnify the Company in respect thereof, the Company shall include the Restricted Shares on such Registration Statement; to the extent that the Company is not subject to restrictions imposed by the SEC as to the number of shares of Common Stock registerable thereon. If the Company us subject to such restrictions then subject to the limitations set forth in the Registration Rights Agreement applicable to the Holders of the Convertible Notes, the Shareholder shall have the right to demand that a registration statement be filed in respect thereof. The existence of an effective registration statement in respect of the shares shall in no way shorten the periods during which sales are not permitted pursuant to this Agreement.


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

      4. THIRD PARTY BENEFICIARIES. The Shareholder acknowledges and agrees that pursuant to that certain Securities Purchase Agreement dated as of November 8, 2006 in respect of the issuance of Convertible Notes and warrants of the Company ("Warrants") and that certain Equity Purchase Agreement dated as of October 31, 2006 in respect of the issuance of Common Stock and Warrants, his accepting to be bound by the terms and conditions of this Agreement is a condition precedent to the issuance to him of the Restricted Shares. Consequently, the Company agrees that it will not amend this Agreement without the written consent of (x) the holders of a majority in principal outstanding amount of the Convertible Notes and (y) the holders of a majority of the Common Stock of the Company. Except as set forth above, this Agreement is solely for the benefit of the Company and the Shareholder, and nothing contained in any agreement shall be deemed to confer upon anyone other than the holders of Convertible Notes, Common Stock and the Company and Shareholder any right to insist upon or to enforce the performance or observance of any of the obligations contained herein.

      5. GOVERNING LAW/VENUE. This Agreement shall be governed by applicable U.S. federal securities laws and the internal laws of the State of New York (without regard to any conflict of law provisions). The sole and exclusive venue for any legal proceeding involving this Agreement shall be the courts located in the State of New York.

      6. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      7. AMENDMENTS AND WAIVERS. This Agreement may only be amended with the written consent of the Company and the Shareholder.

                [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             SUMMIT GLOBAL LOGISTICS, INC.


                                             By:________________________________
                                             Print Name:________________________
                                             Print Title:_______________________
                                                         Duly authorized

SHAREHOLDER


_________________________                              _________________________
James Deveau                                           Neil Devine


_________________________                              _________________________
Juan Rocio                                             Paul Gaidis


_________________________                              _________________________
Kenneth Kausner                                        Darren Young


_________________________                              _________________________
Anthony Marcello                                       Richard Nazarro


_________________________                              _________________________
John Kurowski                                          James O'Neill


_________________________                              _________________________
Owen Kelly                                             Joseph Cangelosi


_________________________                              _________________________
Thomas Pentland                                        Debra Ann Sheehy


_________________________                              _________________________
Gary Hecht                                             Sean Burns


_________________________                              _________________________
Brian Southwell                                        Kenneth Savulich


_________________________                              _________________________
James Killen                                           Thomas Wyville


                                                       _________________________
FMI, INC.                                              Joseph A. DeSaye


By:______________________                              _________________________
   Name:                                               Lucille Waldrip
   Title:


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

                                    EXHIBIT A
                    LIST OF SHAREHOLDER PARTIES TO AGREEMENT

James Deveau
Neil Devine
Juan Rocio
Paul Gaidis
Kenneth Kausner
Darren Young
Anthony Marcello
Richard Nazarro
John Kurowski
James O'Neill
Owen Kelly
Joseph Cangelosi
Thomas Pentland
Debra Ann Sheehy
Gary Hecht
Sean Burns
Brian Southwell
Kenneth Savulich
James Killen
Thomas Wyville
Lucille Waldrip
Joseph A. DeSaye
FMI, Inc.


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